                                                                      EXHIBIT 10



                          PURCHASE AND SALE AGREEMENT


                                    BETWEEN


                          SUN COAST INDUSTRIES, INC.,

                           SUN COAST HOLDINGS, INC.

                                      AND

                        PLASTICS MANUFACTURING COMPANY
                                   (SELLERS)

                                      AND

                             BORDEN CHEMICAL, INC.
                                    (BUYER)



                           DATED: December 22, 1997

                               TABLE OF CONTENTS

1.    Sale of Assets........................................  1
2.    Excluded Assets.......................................  3
3.    Purchase Price........................................  4
4.    Payment...............................................  4
5.    Accounts Receivable...................................  4
6.    Inventories...........................................  5
7.    Closing Balance Sheet/Adjustments.....................  6
8.    Closing...............................................  8
9.    Representations and Warranties of the Sellers......... 11

      (a)     Organization; Corporate Power; Qualification.. 11
      (b)     Authorization................................. 11
      (c)     Financial Statements.......................... 12
      (d)     Absence of Certain Changes.................... 13
      (e)     Title to Properties........................... 14
      (f)     Real Property; Machinery; Equipment........... 14
      (g)     Environmental and Regulatory Affairs.......... 15
      (h)     Contracts; Leases............................. 17
      (i)     Employees..................................... 19
      (j)     Labor Relations............................... 22
      (k)     Accounts Receivable........................... 23
      (l)     Inventories................................... 23
      (m)     Customers..................................... 23
      (n)     Licenses; Permits............................. 24
      (o)     Intellectual Property Rights.................. 24
      (p)     Litigation.................................... 25
      (q)     Insurance..................................... 26
      (r)     No Brokers.................................... 26
      (s)     Taxes......................................... 26
      (t)     Complete Assets............................... 27
      (u)     Affiliated Transactions....................... 27

10.   Representations and Warranties of the Buyer........... 27

      (a)     Organization; Corporate Power................. 27
      (b)     Authorization................................. 28
      (c)     No Brokers.................................... 28
      (d)     Financing..................................... 28
      (e)     Independent Investigation..................... 28

11.   Access to Information/HSR Filing...................... 29
12.   Title Insurance; Surveys.............................. 31
13.   Conduct of the Business Pending the Closing........... 32
14.   Conditions Precedent to Obligation of the Buyer....... 32
15.   Conditions Precedent to Obligation of the Sellers..... 33
16.   The Buyer's Assumption of Liabilities................. 34
17.   Liabilities Not Assumed by the Buyer.................. 35
18.   The Sellers' Indemnity................................ 37
19.   The Buyer's Indemnity................................. 38
20.   Remedies.............................................. 39
21.   Survival of Representations and Warranties............ 41
22.   Employees............................................. 41
23.   Prorations............................................ 46
24.   Expenses.............................................. 46
25.   Termination........................................... 46
26.   Use of The Sellers' Name.............................. 47
27.   Transitional Services................................. 47
28.   Removal of Excluded Equipment......................... 49
29.   Notices............................................... 49
30.   Headings.............................................. 49
31.   Schedules............................................. 50
32.   Entire Agreement...................................... 50
33.   Governing Law......................................... 50
34.   Binding Effect........................................ 50
35.   Public Announcement................................... 50

                                   SCHEDULES


REAL PROPERTY............................................... A
REAL PROPERTY LEASES........................................ B
MACHINERY AND EQUIPMENT..................................... C
CONTRACTS................................................... D
CLAIMS AND RIGHTS........................................... E
INVENTORIES................................................. F
PATENTS/LICENSES............................................ G
TRADEMARKS.................................................. H
PREPAID EXPENSES............................................ I
BALANCE SHEET............................................... J
DEED FORM................................................... K
BILL OF SALE FORM........................................... L
ASSIGNMENT FORM............................................. M
NON-COMPETE AGREEMENT....................................... N
ABSENCE OF CHANGE........................................... O
LIENS....................................................... P
VIOLATIONS OF LAW/ENVIRONMENTAL MATTERS..................... Q
EMPLOYEES................................................... R
LICENSES AND PERMITS........................................ S
LITIGATION.................................................. T
INSURANCE................................................... U
CLAIMS NOT ASSUMED.......................................... V
TRADEMARK LICENSE AGREEMENT................................. W
EXCLUDED EQUIPMENT.......................................... X

                          PURCHASE AND SALE AGREEMENT



     AGREEMENT made December 22, 1997, between SUN COAST INDUSTRIES, INC., a Delaware corporation ("Sun Coast"), PLASTICS MANUFACTURING COMPANY, a Nevada corporation ("PMC") and SUN COAST HOLDINGS, INC., a Nevada corporation ("Sun Coast Holdings") (Sun Coast, PMC and Sun Coast Holdings are hereinafter collectively referred to as "Sellers") and BORDEN CHEMICAL, INC., a Delaware corporation (the "Buyer").

     WHEREAS, PMC owns and operates a Chemical Division which is engaged in the manufacture and marketing of melamine and urea resins and compounds (the "Business"); and

     WHEREAS, PMC is a wholly-owned subsidiary of Sun Coast Holdings and Sun Coast Holdings is a wholly-owned subsidiary of Sun Coast; and

     WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, all the assets and properties used or held by the Sellers in connection with the Business, upon the terms and conditions hereinafter set forth:

     NOW, THEREFORE, it is agreed as follows:

     1.  Sale of Assets.
         --------------

         Sellers shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase, acquire, and accept from the Sellers, on the Closing Date (as defined in Paragraph 8), all of the assets and properties used or held in connection with the Business, of every kind, nature, and description, and wherever located, tangible and intangible, including the following:

         (a) the land, plants, facilities, and buildings described in Schedule A, attached hereto, including all appurtenances, licenses, and permits;

          (b) the claims, rights and benefits under the real property leases described in Schedule B, attached hereto;

          (c) the machinery, equipment, tools, parts, furniture, fixtures and vehicles described in Schedule C, attached hereto;

          (d) the claims, rights, and benefits under the sales and purchase contracts, distributor and sales agency agreements, purchase orders, construction contracts, collective bargaining agreements, consulting agreements, employment and secrecy agreements, personal property leases and other contracts and agreements described in Schedules D and R, attached hereto, or which were entered into in the ordinary course of the Business and are not required to be listed in Schedule D due to the materiality criteria in Paragraph 9(h)(iv) or
(vii);

          (e) the accounts and notes receivable of the Business and other claims and rights described in Schedule E, attached hereto;

          (f) the supplies, raw materials, work-in-process, finished goods, and other inventories of the Business, the major categories of which are described in Schedule F, attached hereto;

          (g) the claims, rights, and benefits under the patents, patent applications, patent licenses, copyrights, copyright licenses and know how and technology licenses described in Schedule G, attached hereto, and all existing inventions, technology, trade secrets, processes, know-how and formulae, whether patentable or unpatentable, and similar rights that relate to or are used in the Business;

          (h) the trade name, trademarks, trademark applications, trademark licenses, and logos described in Schedule H, attached hereto;

          (i) the prepaid expenses, employee advances, and construction-in-process described in Schedule I, attached hereto;

          (j) the books of account, records, files, invoices, customer lists, supplier lists, health, safety and environmental records and other similar data used in connection with the Business;

          (k) all other assets and properties of the Sellers reflected on the balance sheet of the Business as of September 30, 1997 (the "Balance Sheet"), a copy of which is attached hereto as Schedule J, and all of the properties thereafter acquired by the Sellers in respect of the Business prior to the Closing Date; except inventories sold, used, consumed, or otherwise disposed of prior to the Closing Date in the ordinary course of business; and

          (l) all other assets and properties used or held by Sellers in connection with the Business.

          Such sales, transfers, assignments, and deliveries shall be made free and clear of all liabilities, obligations, liens, mortgages, deeds of trust, security interests, charges, and other encumbrances, except those certain liabilities and obligations which are to be assumed by the Buyer in accordance with the provisions of Paragraph 15.

          The assets and properties being sold, transferred, assigned, and delivered under this Agreement are hereinafter called the "Acquired Assets."

     2.   Excluded Assets.
          ---------------

          Buyer shall not acquire cash on hand or on deposit, or any other assets shown as eliminations on Schedule J, nor any assets or liabilities of Sun Coast Closures, Inc., or the excluded equipment described in Section 28. Except as provided in the Trademark License Agreement between Sellers and Buyer attached as Schedule W hereto, Buyer shall acquire no right to the name "Sun Coast", or any derivation thereof.

3.        Purchase Price.
          --------------

          The Purchase Price (herein so called) for the Acquired Assets shall be Thirteen Million Eight Hundred Twenty-Four Thousand Dollars ($13,824,000), plus or minus the adjustments to be made as provided in Paragraph 7; and the Buyer shall assume and agree to pay or discharge those certain liabilities and obligations of the Sellers as provided in Paragraph 16.

4.        Payment.
          -------

          (a) At the Closing the Buyer shall pay the Sellers, by wire transfer of immediately available funds to the Sellers' account number 08805 144 258 at Texas Commerce Bank (ABA # 113 000 609) (the "Sellers' Account"), the sum of Thirteen Million Eight Hundred Twenty-Four Thousand Dollars ($13,824,000).

          (b) The purchase price shall be allocated according to the book values of the Acquired Assets as reflected on the Closing Balance Sheet:

5.        Accounts Receivable.
          -------------------

          At the Closing the Sellers shall furnish to the Buyer a true and complete list of the accounts and notes receivable of the Business and other claims referred to in Schedule E as of the Closing, including the amount of each such receivable and claim, and the amount of any reserve against such receivables and claims as reflected in the Closing Balance Sheet (as hereinafter defined).

          If any receivables or claims have not been collected in full by the Buyer within ninety (90) days after the Closing Date, the Sellers shall immediately pay the uncollected amount to the Buyer, less any reserves or credits reflected in the Closing Balance Sheet, provided the Buyer has not acted in any way to impair collectibility. Upon such payment by the Sellers to the Buyer, the Buyer shall reassign the unpaid receivables or claim to the Seller.

          If, at any time after the Closing Date, the Sellers receive any payment on account of any account or claim assigned to the Buyer, the Sellers shall hold such payment in trust for the benefit of the Buyer, and shall pay over the amount of such payment to the Buyer within three (3) days after the Sellers' receipt of such payment.

          Any payment received by the Buyer on account of any account or claim reassigned to the Sellers shall be held in trust by the Buyer for the benefit of the Sellers, and the Buyer shall pay over the amount of such payment to the Seller within three (3) days after the Buyer's receipt thereof

          All payments received by the Buyer or the Sellers shall be applied to the customer's oldest account first, in the absence of a designation by the customer.

6.        Inventories.
          -----------

          On or within five (5) days prior to the Closing Date the Sellers shall, in the presence of the Buyer's representatives, conduct a physical count of the inventories of the Business, and the Sellers shall deliver true and complete copies of the work papers used to tabulate such count to the Buyer.

          Such count shall thereupon be adjusted to account for shipments and other transactions made between the physical count and the Closing Date and then multiplied by the prices which generally reflect the values of the items involved at the lower of actual cost or net realizable value (after allowance of historic margins) in accordance with generally accepted accounting principles, and the aggregate sum so calculated, less the inventory reserve, shall be the net book value of the inventories as of the Closing Date for purposes of the Closing Balance Sheet. The inventory reserve shall remain constant at $531,000, except that missing, off-specification, defective, substandard, obsolete or slow moving inventory will be charged against the reserve, but only to the extent that the reserve is not thereby reduced below $100,000.

          Notwithstanding the foregoing, the cost of all off- specification, defective substandard, obsolete, or slow moving items shall be written down to net realizeable value in the ordinary course of business allowing for ordinary margins. For purposes of this Agreement, the term "slow moving" shall refer to items of finished product which were not sold within 180 days after their date of manufacture, or if raw materials or work-in-process, items which have not been converted into finished products within 180 days after they were placed in inventory.

7.        Closing Balance Sheet / Adjustments.
          -----------------------------------

          (a) (i) Within 30 days after the Closing Date, Buyer shall prepare and deliver to Sellers a balance sheet for the Business as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, consistent with the preparation of the Balance Sheet (except it may be prepared on the basis of month-end numbers and rolled forward to the Closing Date), and shall present fairly the financial condition of the Business as of the Closing Date. Buyer shall also deliver to Sellers copies of all work papers used in connection with the preparation of the Closing Balance Sheet as well as a description of all of the procedures used or followed.

          (ii) If the Sellers shall notify Buyer, within 21 days after the receipt of the Closing Balance Sheet, that it disputes any matter with respect to the Closing Balance Sheet, Sellers and Buyer will negotiate in good faith in an effort to resolve such dispute. If the Buyer and the Sellers are unable to resolve such dispute within 30 days after Buyer's notice, then the dispute shall be submitted to the Dallas, Texas office of the national accounting firm of Arthur Andersen, LLP for a resolution of the dispute. The determination of such accounting firm shall be a final and binding determination as to the matters in dispute. The parties shall share equally in the cost of the accounting firm.

          (b) If the Net Working Capital of the Business (as hereinafter defined), as reflected on the Closing Balance Sheet, exceeds the Net Working Capital as reflected on the Balance Sheet, then the Buyer, as an adjustment to the Purchase Price, shall pay the Sellers the amount of such excess within seven
(7) business days after the Net Working Capital of the Business has been so determined.

          If the Net Working Capital of the Business, as reflected on the Closing Balance Sheet, is less than the Net Working Capital as reflected on the Balance Sheet, then the Sellers, as an adjustment to the Purchase Price, shall pay the Buyer the amount of such difference within seven (7) business days after the Net Working Capital of the Business has been so determined.

          For purposes of this Paragraph 7, the Net Working Capital of the Business is defined as (A) the sum of the (i) net book value of the inventories and accounts receivable of the business, (ii) plus the prepaid expenses of the
                                              ----
Business, (B) minus the trade payables of the Business and other current
              -----
liabilities to be assumed by Buyer according to the provisions of Paragraph 16.

          (c) If the Closing Balance Sheet reflects net additions or deletions (including depreciation) occurring in the ordinary course of business to the plant, property and equipment ("Fixed Assets") of the Business as listed on the Balance Sheet, or changes in any long term liabilities, including, but not limited to capital leases, which Buyer is assuming according to the provisions of Paragraph 16, then, as an additional adjustment to the Purchase Price, Buyer shall pay Sellers for any net additions in Fixed Assets or reductions in such liabilities, or Sellers shall pay Buyer for any net deletions in Fixed Assets or increases in such liabilities within seven (7) business days after the final Closing Balance Sheet has been established; provided, however, that in no event shall Buyer be required to pay more than Three Hundred Thousand Dollars ($300,000) for net additions to the Fixed Assets of the Business.

          (d) Any amount payable by the Sellers or the Buyer after the Closing Date in accordance with the provisions of this Paragraph 7 shall bear interest from the Closing Date to the date of payment at an annual rate of interest equal to the prime rate quoted by the Chase Manhattan Bank on the Closing Date.

8.        Closing.
          -------

          (a) The Closing (herein so called) of this Agreement shall be held at the offices of Thompson & Knight, P.C. at 10 A.M. (local time) on January
15, 1998, or at such other place and time as the Sellers and the Buyer may agree upon in writing (the "Closing Date"). The Closing will be effective as of 12:01 a.m. on the Closing Date.

          (b) At the Closing, the Sellers shall deliver to the Buyer:

              (i) special warranty deeds, bills of sale, and assignments, in the forms attached hereto as Schedules K, L, and M; and such other documents of transfer or assignment as may be necessary or appropriate to vest in Buyer good and indefeasible title to the Acquired Assets; and

              (ii) certified copies of the proceedings of the Sellers' Boards of Directors with respect to the approval and authorization of the transactions contemplated by this Agreement; and

              (iii) consents to the assignment and transfer of all of the rights of the Sellers in and to those leases, permits, licenses, contracts, agreements, and commitments included in the Acquired Assets and listed on Schedules A, B, D, G, H, and R, the absence of which consent would reasonably be expected to have a Material Adverse Effect (as hereinafter defined); and

              (iv) an officer's certificate signed by an officer of each of Sellers, whereby such officer(s) certifies that all representatives and warranties of Sellers in this Agreement remain true and correct on the Closing Date; and

              (v) an opinion of Thompson & Knight, P.C., legal counsel for Sellers, in form and substance reasonably satisfactory to Buyer, to the effect that (A) this Agreement has been duly authorized by PMC and Sun Coast Holdings by all necessary corporate proceedings (including any appropriate action by the stockholders and directors of such Sellers) and is valid and enforceable against such Sellers in accordance with its terms (except for effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally), (B) PMC and Sun Coast Holdings have full corporate power and authority to consummate the transactions contemplated by this Agreement, (C) this Agreement has been duly authorized by Sun Coast by all necessary action by the directors of Sun Coast and, assuming stockholder authorization is not necessary, is valid and enforceable against Sun Coast in accordance with its terms (except for effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor's rights generally) and (D) assuming stockholder authorization is not necessary, Sun Coast has full corporate authority to consummate the transactions contemplated by this Agreement; and

              (vi) an opinion of Richards, Layton & Finger, Delaware legal counsel for Sellers, to the effect that approval of the stockholders of Sun Coast would not be necessary; and

              (vii) releases of any liens, deeds of trust, mortgages or security interests arising pursuant to the financing agreement with the CIT Group/Business Credit, Inc.

          (c) The Buyer shall deliver to the Sellers:

              (i) a wire transfer in accordance with the provisions of Paragraph 4; and

          (ii) certified copies of the proceedings of the Buyers Board of Directors with respect to the approval and authorization of the transactions contemplated by this Agreement; and

          (iii) an officer's certificate signed by an officer of Buyer, whereby such officer certifies that all representations and warranties of Buyer in this Agreement remain true and correct on the Closing Date; and

          (iv) an opinion of legal counsel for Buyer, in form and substance reasonably satisfactory to Sellers, to the effect that (A) this Agreement has been duly authorized by Buyer by all necessary corporate proceedings (including any appropriate action by the stockholders and directors of Buyer) and is valid and enforceable against Buyer in accordance with its terms (except for effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally) and (B) Buyer has full corporate power and authority to consummate the transactions contemplated by this Agreement.

          (d) The Sellers shall deliver to the Buyer a Non-Compete Agreement in the form attached hereto as Schedule N.

          (e) From time to time, at the Buyer's request, whether at or after the Closing, and without further consideration, the Sellers shall execute and deliver such further instruments of conveyance, assignment, or transfer, and take such other action, as the Buyer may reasonably require, to convey, transfer, or assign any of the Acquired Assets to the Buyer, including but not limited to, any further conveyances, assignments and transfers as may be necessary to transfer to Buyer all of Sellers' right, title and interest in and to the technology used or held by them in connection with the operation of the Business and such actions as may be necessary to put Buyer in possession of all documents in Sellers' possession which embody such technology.

          (f) The Sellers and the Buyer shall each pay one half all sales, use, stamp, transfer, and documentary taxes, if any, payable in connection with the transactions contemplated by this Agreement.

9.        Representations and Warranties of the Sellers.
          ---------------------------------------------

          The Sellers represent and warrant to the Buyer as follows:

          (a) Organization; Corporate Power; Qualification. PMC and Sun Coast
              --------------------------------------------
Holdings are corporations duly organized, validly existing, and in good standing under the laws of Nevada, and Sun Coast is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Sellers has all requisite corporate power and authority to own, lease, and operate its assets and properties, and to conduct any aspect of the Business as it is now being conducted by it, and each of the Sellers has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions' contemplated by it.

          The Sellers are duly qualified and in good standing to do business as foreign corporations in every jurisdiction in which the ownership of the Acquired Assets or the conduct of the Business require such qualification, and none of the Sellers are subject to any non-compete agreement, or other contract or commitment, which restricts or prohibits, or may restrict or prohibit, the conduct of the Business in any jurisdiction or location.

          (b) Authorization. This Agreement, and the transactions contemplated
              -------------
by it, have been duly approved and authorized by the Sellers' shareholders, where necessary and Boards of Directors. According to Sun Coast's Articles of Incorporation and By-Laws, and Delaware law, the execution of this Agreement and the consummation of the transactions contemplated hereunder by Sun Coast do not require the vote, approval or ratification of the shareholders of Sun Coast.

          This Agreement has been duly and validly executed and delivered by the Sellers, and constitutes the valid, binding, and enforceable obligation of the Sellers.

          The execution and delivery of this Agreement by the Sellers, and the consummation of the transactions contemplated by it, do not, and will not:

                 (i) subject to compliance with the HSR Act, as hereinafter defined, violate, or conflict with, any law, rule, regulation, judgment, order, injunction, or decree applicable to the Sellers other than violations or conflicts that do not and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the value or operation of the Acquired Assets or the Business;

                 (ii) violate, or conflict with, any of the provisions of any of the Sellers' Articles of Incorporation or By-Laws;

                 (iii) violate, conflict with, result in a breach of, or constitute a default under, or give to any other party any right of termination or cancellation of, or accelerate the performance required by, or maturity of, any promissory note, bond, indenture, mortgage, contract, agreement, lease, lien, or other instrument to which any of the Sellers is a party, or by which they are bound other than those violations, conflicts, breaches, defaults, creations or impositions that do not and would not reasonably be expected to have a Material Adverse Effect;

                 (iv) result in the creation or imposition of any material claim, lien, charge, or other encumbrance on or against, or loss of any material rights with respect to, any of the Acquired Assets; or

                 (v) accelerate the maturity of any material liability which Buyer is assuming hereunder.

          (c) Financial Statements. The Sellers have delivered to the Buyer true
              --------------------
and complete copies of the financial statements for the Business and for Sellers for each of their two (2) most recent fiscal years and the three (3) months ended September 30,1997, including the September 30, 1997 Balance Sheet attached hereto as Schedule J.

          Such financial statements, including the Balance Sheet, are in accordance with the books and records of the Sellers; were prepared in accordance with generally accepted accounting principles, consistently applied, except as stated on Schedule J; and present fairly in all material respects the financial condition of Sellers and the Business at the dates stated, and the results of operations for the periods then ended. In the preparation of the financial statements for the Business and the Balance Sheet adequate provision was made for common costs shared by more than one operating company. These costs were allocated to the financial statements in such a manner as to estimate the actual usage of resources by the Business. Assumptions used in allocating common costs were consistently applied across all periods for which financial statements of the Business were carried out of the financial statements of Sun Coast.

          (d) Absence of Certain Changes. Since the date of the Balance Sheet,
              --------------------------
except as disclosed in Schedule O, there has not been:

              (i) any change in the financial condition, assets, properties, liabilities, operations, or affairs of the Business, other than changes in the ordinary course of business, none of which individually, or in the aggregate, has been materially adverse to the Business;

              (ii) any damage, destruction, or loss, whether or not covered by insurance, which might materially and adversely affect the Acquired Assets or the Business;

              (iii) any increase in the compensation payable, or to become payable, to any of the officers, employees, or agents of the Business, or any bonus payment or arrangement made to, or with, any of them, except salary adjustments and bonus payments made in accordance with normal and customary past practices which in the aggregate are not material to the Business; or

               (iv) any other event or condition of any character which might materially and adversely affect the Acquired Assets or the Business.

          (e)  Title to Properties. Except as disclosed in Schedule P, the
               -------------------
Sellers own outright and are vested with good and indefeasible title to all of the Acquired Assets shown as being owned by Sellers, free and clear of any liens, mortgages, security interests, claims, charges, restrictions, easements, or other encumbrances, or any other restrictions on sale or transfer, including any conditional sale or other title retention agreement, except for:

               (i) easements, servitudes, and rights-of-way of record, none of which have a Material Adverse Effect;

               (ii) rights of the public in any portion of the real properties which may fall within any public street, way, or alley;

               (iii) covenants, conditions, and restrictions of record, none of which materially and adversely affect the present use or value of the Acquired Assets, individually or in the aggregate, or the operation of the Business;

               (iv) liens for current taxes not yet payable; and

               (v) any minor imperfections of title which do not have a Material Adverse Effect.

          (f)  Real Property; Machinery; Equipment. Schedule A contains an
               -----------------------------------
accurate and complete legal description of all of the land owned and used in connection with the Business, together with a brief description of all of the plants, facilities, and buildings located on each such property.

          Schedule B contains an accurate and complete list of all of the land leased and used in connection with the Business, together with a brief description of all of the plants, facilities, and buildings located on each such property, and a summary of the principal terms of the lease applicable to each such property. True and complete copies of each such lease have been delivered to Buyer.

          Schedule C contains an accurate and complete list of all of the machinery, equipment, tools, parts, furniture, and vehicles owned and used in connection with the Business.

          Except as set forth in A, B, or C, all of the plants, facilities, buildings, machinery, and equipment listed in Schedules A, B, and C, and all equipment leased pursuant to the leases listed in Schedule D, are in good operating condition and repair, ordinary wear and tear excepted.

          There are no parties in possession of any portion of any of the land, plants, facilities, or buildings listed in Schedules A and B as leases, tenants at sufferance, or trespassers, except as disclosed in Schedule P.

          Except as disclosed in Schedule Q, to the Sellers' knowledge the land, plants, facilities, buildings, machinery, and equipment listed in Schedules A, B, C and D, and the Sellers' use and operation of such land, plants, facilities, buildings, machinery, and equipment, do not violate any deed restriction, restrictive covenant, building or fire code, zoning ordinance (whether or not permitted due to prior non-conforming use), or any other law, regulation, ordinance, or code applicable to such land, plants, facilities, machinery, or equipment.

          (g)  Environmental and Regulatory Affairs. To the Sellers' knowledge,
               ------------------------------------
the Sellers' use and operation of the Acquired Assets, and the Sellers' conduct of the Business are in substantial compliance with all environmental, pollution, health, or safety laws, rules, or regulations, the enforcement of which would have a Material Adverse Affect.

          Except as disclosed in Schedule Q, no inspection or investigation by the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental body or agency during the past five (5) years has resulted in a citation, complaint, notice of violation, or letter demanding cleanup of hazardous substances or waste, pursuant to any law, rule, regulation, ordinance, judgment, decree, order, injunction, or decision of any court or governmental authority in regard to the Acquired Assets or the Business and no such citation, complaint, notice, or demand letter is pending, or, to the Sellers' knowledge, threatened; nor have the Sellers failed to remedy any such previously existing citation, complaint, notice, or demand letter.

          Except as disclosed in Schedule Q, the Sellers are not aware of any solid, liquid, or gaseous materials present at the surface or subsurface levels of the land, plants, facilities, and buildings listed in Schedules A and B, or present in the air above, or the water on or under, or the air and water immediately surrounding such land, plants, facilities, and buildings, which is in excess of any concentration levels or standards prescribed or permitted by any applicable law, rule, regulation, ordinance, judgment, decree, order, injunction, or decision of any court or governmental authority; nor are the Sellers, except as disclosed in Schedule Q, aware of any condition or state of affairs existing on or about such land, plants, facilities, and buildings that would now or in the future require corrective action or closure under the provisions of the Resource Conservation and Recovery Act, or remedial or other action under the provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, or the regulations promulgated under such Acts, or that would require remedial action, corrective action or closure under the laws of the states in which such land, plants, facilities, and buildings are located.

          Except as disclosed in Schedule Q, to the Sellers' knowledge there are no PCBs or asbestos containing materials located on, in, or about such land, plants, facilities, and buildings. To the Sellers' knowledge all underground storage tanks located on, in, or about such land, plants, facilities, and buildings are listed on Schedule Q. All such tanks that are required to be registered have been properly registered with or reported to the appropriate governmental agencies, and all such tanks and associated piping are in sound condition and no leaks have occurred from them.

          Except as described in Schedule Q, the products manufactured by the Sellers and all chemical substances which are contained in such finished products which are required to be on the Inventory List promulgated under the United States Toxic Substances Control Act, were and are on such Inventory List, or are the subject of a Premanufacturing Notice filed with the EPA under such Act, and, to the Sellers' knowledge, the Sellers have not filed, and have not been under a duty to file, any reports required by Section 8(e) of such Act with respect to substantial risks involving such products. Except as described in Schedule Q, to the Sellers' knowledge none of the products of the Business are subject to an order under Section 5(e), a testing rule under Section 4 or regulation under Section 6(a) of such Act.

     (h)  Contracts: Leases. Schedule D consists of a listing of certain oral
          -----------------
and written contracts and agreements relating to the Business. Except only as to contracts and agreements listed in Schedule D, or listed in Schedule B with respect to real property leases, or Schedule G or H with respect to licenses, or Schedule R with respect to employment or labor relations matters, the Sellers are not parties to and the Business is not bound by any:

          (i) contracts, not made in the ordinary course of business;

          (ii) employment, employment termination or severance, consulting, noncompetition, or secrecy agreements;

          (iii) collective bargaining agreements;

          (iv) leases with respect to any real or personal property, whether as lessor or lessee, except personal property leases terminable without penalty upon one month's notice or less or involving total commitments of less than $10,000;

          (v) dealer's, manufacturer's representative, distributor or agent's agreements;

          (vi) contracts or commitments for capital expenditures or construction;

          (vii) contracts or series of contracts for purchase or sale of products, materials, supplies or services involving revenues or expenditures greater than $25,000;

          (viii) partnership or joint venture agreements; or

          (ix) agreements, contracts or commitments containing covenants limiting in any fashion the freedom and ability of Sellers or the Business to compete or of the Sellers or the Business to manufacture or market the products of the Business or to use or employ the technology of the Business.

          Neither the Sellers, nor, to the Sellers' knowledge, any other party, is in material default, nor, to the Sellers' knowledge, has any event occurred, which, through the passage of time or the giving of notice, or both, would constitute a material default, under any sale or purchase contract, distributor or sales agency agreement, purchase order, lease, construction contract, collective bargaining agreement, consulting agreement, employment or secrecy agreement, license or other contract or agreement listed in Schedules B, D, G, H or R.

          Except as disclosed in Schedules B, D, G, H or R, all such scheduled sale or purchase contracts, distributor or sales agency agreements, purchase orders, leases, construction contracts, collective bargaining agreements, consulting agreement, employment or secrecy agreements, loan agreements, licenses, and other contract and agreements may be assigned to, or assumed by, the Buyer, without first obtaining the consent of the other party or parties to it.

          The Sellers shall use their best efforts to procure consents to the assignment of the sale or purchase contracts, distributor or sales agency agreements, purchase orders, leases, construction contracts, collective bargaining agreements, consulting agreement, employment and secrecy agreements, licenses and other contracts and agreements described in Schedules B, D, G, H or R, as requiring such consent.

          If any such consent is not obtained, the Sellers shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefit of any rights the Sellers may have against the other party or parties to any such sale or purchase contract, distributor or sales agency agreement, purchase order, lease, construction contract, consulting agreement, collective bargaining agreement, employment or secrecy agreement, license, or other contracts or agreements, including, but not limited to, any right of enforcement, or any right arising out of a breach or cancellation by such other party or parties.

          (i)  Employees. As of the date of this Agreement Schedule R, part 1
               ---------
contains an accurate and complete list of (i) all of the employees of the Business ("Employees"), including each such Employees' area of employment, salary or hourly rate and annual bonuses, (ii) any employment contract or special arrangement with any Employee and (iii) all personnel policies, manuals, employee handbooks, summary plan descriptions and similar materials pertaining to the Business. Except as set forth on Schedule R, part 1, there are no other material forms of compensation paid to any Employee.

          Except as specifically described in Schedule R, part 2, all Employees are actively at work and no Employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours.

          With respect to the Business, the Sellers has no Employee Benefit Plan, and no employee of the Sellers is covered by any Employee Benefit Plan, other than those listed on Schedule R, part 3. For purposes of this Agreement, the term "Employee Benefit Plan" shall mean any written or oral plan, contract, or other arrangement of benefit or advantage to any officers or employees of the Sellers, including, but not limited to, stock option, profit sharing, and pension plans; deferred compensation; retirement, medical, disability, life, and other insurance; income protection arrangements; and severance and termination plans. The Sellers have furnished to the Buyer copies of summary plan descriptions, Employee eligibility and enrollment lists, Employee handbooks and any other documents describing terms or conditions of employment or work related to the Business. All such documents are also listed in Schedule R, part 3.

          No changes in any Employee Benefit Plan applicable to any such Employee of the Seller, and no new Employee Benefit Plan or Plans with respect to such Employees are contemplated or have been communicated to any Employee as being contemplated.

          There are no actions or claims existing or pending (other than routine claims for benefits) or threatened with respect to any Employee Benefit Plan that would have a material effect on this transaction, and neither Sellers nor any other ERISA

Affiliate has been notified of any audit or investigation of an Employee Benefit Plan by any governmental entity that would have a material effect on this transaction. "ERISA Affiliate" means any entity trade or business that would be treated as under common control with Sellers or as a member of a controlled group including any of the Sellers within the meaning of Section 414 of the U.S. Internal Revenue Code (the "Code") or Section 4001 of the Employees Retirement Income Security Act as from time to time amended ("ERISA").

          There are no multi-employer plans (as defined in ERISA Section 4001(a)(3)) to which Sellers are or have been required to make a contribution or other payment.

          Sellers have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Business.

          Except as set forth in Schedule R, part 4, or as otherwise provided in this Agreement, no Seller has promised or has any liability for providing health care or other welfare benefits to any Employee or any former employee of the Business following the termination of such individual's employment in the Business.

          Sellers are in substantial compliance with the Immigration Reform and Control Act of 1986, as amended, and have ready for transfer as part of the assets of the Business any and all Employment Eligibility Verification Forms (I-
9) for Employees hired by Sellers since November 6, 1986, employed in the Business on or after June 1, 1987, and hired by Buyer at or after Closing pursuant to the terms of this Agreement.

          Except as described on Schedule R, part 5, or as otherwise provided in this Agreement, assuming that all Employees remain in the employment of the Business immediately after the Closing (regardless of whether such employment is thereafter continued), the sale of assets contemplated by this Agreement in itself will not: (i) entitle any Employee to severance pay, unemployment compensation or similar payment from Buyer; (ii) increase the amount of compensation payable by Buyer to any Employee or (iii) entitle any Employee to an "excess parachute payment" within the meaning of Section 280G of the Code.

     There has not been in respect of the Business any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation within the one hundred twenty (120) days prior to the execution of this Agreement, and Sellers, within the ninety (90) day period prior to the Closing, has not laid off or terminated more than ten (10) employees at any location subject to this Agreement.

          (j)  Labor Relations. Except as set forth in Schedule R, part 6, no
               ---------------
Employees are or have been subject to any collective bargaining agreement or other labor contract in respect of the Business. Except as set forth in Schedule R, part 6 during the past five years, the Business has not been subject to and there is no existing, or to the knowledge of the Sellers threatened; (i) strike, slowdown, picketing or work stoppage; (ii) proceeding relating to alleged violation of any legal requirement pertaining to labor relations, employment or employee benefit matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, Department of Labor, the Occupational Health and Safety Administration, the Pension Benefit Guaranty Corporation, or any similar local, state or federal governmental authority; (iii) union organizational or representation activity, or (iv) application for certification as a collective bargaining agent in respect of the Business.

          (k)  Accounts Receivable. The accounts receivable of the Business
               -------------------
reflected on the Balance Sheet, or thereafter acquired in connection with the operation of the Business, have been collected, or are current and collectible within ninety (90) days after the Closing Date, without any legal action, defenses, set-offs, or other deductions, except returns and allowances in the ordinary course of business, at the aggregate amounts recorded for such receivables on the Sellers' books.

          Sellers have not received any notice or threat that any products previously shipped in connection with the Business are to be returned to the Sellers for any reason, other than returns in the ordinary course of Business, and the Sellers have no knowledge or reason to believe that unusual returns will occur.

          (l)  Inventories. The inventories of the Business reflected on the
               -----------
Balance Sheet, or thereafter acquired in connection with the operation of the Business, consist of items of a quantity and quality usable or salable in the ordinary course of business, and have been valued at the lower of actual cost or net realizable value on the Sellers' books, consistent with prior practices, and can be sold, used, or consumed in the ordinary course of business.

          Since the date of the Balance Sheet, the inventories of the Business have been maintained at levels consistent with past practices, and the Sellers have not caused the inventories of the Business to be increased or decreased, except in the ordinary course of business.

          (m)  Customers. To Sellers' knowledge, no customer, or group of
               ---------
customers under common control, accounting for more than five (5%) percent in aggregate volume of gross sales of the Business during any one of the past two
(2) years, has ceased, or indicated an intention to cease, purchasing products from the Business, nor has any such customer requested or threatened any material modification or change in its business relationship with the Business.

          (n)  Licenses; Permits. Schedule S contains an accurate and complete
               -----------------
list of all of the licenses, franchises, approvals, certificates, consents, permits, or authorizations of governmental and regulatory bodies required to conduct the Business as it is now being conducted and the termination or absence of which would have a Material Adverse Effect, all of which are in full force and effect and readily transferable or assignable to the Buyer, except as disclosed in Schedule S. No action or claim is pending or, to the knowledge of the Sellers, threatened, to revoke, terminate, or limit any such license, franchise, approval, certificate, consent, permit, or authorization except as disclosed in Schedule S.

          The Sellers have delivered to the Buyer copies of all of the licenses and permits described in the attached Schedule S, and will deliver, on or before the Closing Date, copies of all of the background data, drawings, and other information in the Sellers' possession which formed the basis for the applications filed for, or the granting of, such permits.

          (o)  Intellectual Property Rights. Schedules G and H contain accurate
               ----------------------------
and complete lists and summary descriptions of all of the unexpired patents, patent applications, patent licenses, registered copyrights, copyright licenses, trademarks, trademark applications, trademark licenses, and trade names, used, owned, held, or controlled by the Sellers in connection with the operation of the Business, or governing its products or processes; and, except for such intellectual property the absence of which does not and will not have a Material Adverse Effect, no other patents, patent licenses, copyrights, copyright licenses, trademarks, trademark licenses, or trade names, are used, or required, to conduct the Business as it is now being conducted.

          All of the patents, patent applications, copyrights, trademarks, trademark applications, and trade names listed on Schedules G and H are valid, in good standing, and in full force and effect; and, to the Sellers' knowledge, none of such patents, patent applications, copyrights, trademarks, trademark applications, and trade names is being infringed by any other person.

          Except as disclosed in Schedules G, H or T, there are no actions, suits or proceedings pending and no claim has been made, nor, to the Sellers' knowledge, is one threatened, to the effect that, nor do the Sellers have knowledge that, the operation of the Business, or the manufacture or sale of any of its products, or the use of any technology that it employs, infringes upon any patent, copyright, trademark, trademark application, trade name, trade dress, trade secret or other proprietary right, owned or claimed by any other party or that Sellers are in breach of any obligation owed with respect to such intellectual property to any third party.

          Except as disclosed in Schedules G or H, the Sellers are not required to pay any royalty, license fee, or similar type of compensation in connection with the current or prior conduct of the Business.

          For purposes of this Agreement, "technology" means all technical information and know-how, confidential and non-confidential, which is owned or used by or on behalf of the Sellers in connection with the Business, including, without limitation, all patterns, plans, designs, research data, inventions, trade secrets, know-how, formulae, recipes, manufacturing processes, operating manuals, drawings, equipment and parts lists (with related description and instructions), manuals, records, procedures, product packaging instructions, product specifications, analytical methods, sources and specifications for raw materials, toxicity and general health and safety information, research and development records and reports, and other documents relating to the foregoing.

          (p)  Litigation. Schedule T contains an accurate and complete list and
               ----------
summary description of all of the claims, actions, suits, proceedings, and investigations pending, and all of the orders, injunctions, decrees, judgments, and decisions outstanding, in courts, or before governmental authorities, or before arbitrators or mediators, by or against the Sellers, with respect to the Acquired Assets or the Business.

          Except as disclosed in Schedules T or Q, there are no claims, actions, suits, or proceedings pending in any court, or before any governmental authority, or before any arbitrator or mediator, by or against the Sellers, or, to the Sellers' knowledge, threatened, which, if adversely determined, would have a Material Adverse Effect, or which would prevent or restrict the consummation of the transactions contemplated by this Agreement, or declare such transactions unlawful, or cause their rescission.

          (q)  Insurance. Schedule U contains a complete and accurate list of
               ---------
all insurance policies in force with respect to the Acquired Assets or the Business as of the date of this Agreement.

          The Sellers have previously provided to the Buyer a loss history for the three (3) years prior to the date of this Agreement with respect to all of the insurance policies applicable to the Acquired Assets or the Business during such period of time including, but not limited to, fire and casualty, workers compensation, product liability, and general liability insurance.

          (r)  No Brokers. No finder's fee, brokerage, commission, or other
               ----------
payment is payable by the Sellers to any other party in connection with the origination or negotiation of this Agreement, or the consummation of the transactions contemplated by it.

          (s)  Taxes. All taxes, including without limitation, income, property,
               -----
sales, use, franchise, added value, payroll, employees' income withholding and social security taxes, imposed by the United States or any foreign country or any state, municipality, subdivision or instrumentality thereof or any other taxing authority, which are due and payable by Sellers related to the Business, and all interest and penalties thereon, whether disputed or not, for periods up to the Closing Date have been or will be paid in full by Sellers and all tax returns required to be filled in connection therewith have been or will be accurately prepared and duly and timely filed by Sellers. Sellers are not delinquent in the payment of any tax related to the Business and has no tax deficiency or claim outstanding proposed or assessed against it related to the Acquired Assets or the Business. This representation and warranty shall not be considered breached by Sellers if through inadvertence Sellers have failed to pay when due taxes in a cumulative amount which is not substantial; provided, however, Buyer shall be entitled to withhold from the Purchase Price an amount equal to any past due taxes which could, if not paid, become a lien against the Acquired Assets or the Business, until Sellers deliver proof of payment to Buyer. For purposes of this paragraph an amount of taxes which is not substantial shall be a cumulative amount of less than $10,000.

          (t)  Complete Assets. The Acquired Assets comprise all of the assets
               ---------------
used in, or held by Sellers for use in, the Business, or required for the conduct of the Business as it is presently being operated.

          (u)  Affiliated Transactions - Except as set forth in Schedule D, the
               -----------------------
Business is not bound by, nor does it receive any rights or benefits under any contracts or agreements with any party that is directly or indirectly through one or more intermediaries, controlled by or under common control with Sun Coast.

     10.  Representations and Warranties of the Buyer.
          -------------------------------------------

          The Buyer represents and warrants to the Sellers as follows:

          (a)  Organization: Corporate Power. The Buyer is a corporation duly
               -----------------------------
organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated by it.

          (b)  Authorization. This Agreement has been duly and validly executed
               -------------
and delivered by the Buyer and constitutes the valid, binding, and enforceable obligation of the Buyer.

          The execution and delivery of this Agreement by the Buyer, and the consummation of the transactions contemplated by it, do not, and will not:

               (i) subject to compliance with the HSR Act, violate, or conflict with, any law, rule, regulation, judgment, order, injunction, or decree applicable to the Buyer;

               (ii) violate, or conflict with, any of the provisions of the Buyer's Articles of Incorporation or By-Laws; or

               (iii) violate, conflict with, result in a breach of, or constitute a default under, or give to any other party any right of termination or cancellation of, or accelerate the performance required by, or maturity of, any promissory note, bond, indenture, mortgage, contract, agreement, lease, lien, or other instrument to which the Buyer is a party, or by which it is bound.

          (c)  No Brokers. No finder's fee, brokerage, commission, or other
               ----------
payment is payable by the Buyer to any other party in connection with the origination or negotiation of this Agreement, or the consummation of the transactions contemplated by it.

          (d)  Financing. Buyer has, and at the Closing will have, sufficient
               ---------
cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing.

          (e)  Independent Investigation. Buyer hereby acknowledges and affirms
               -------------------------
that it has completed its own independent investigation, analysis, and evaluation of Sellers, the Acquired Assets, and the Business, that it has made all such reviews and inspections of the Acquired Assets and the Business as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own independent investigation, analysis, and evaluation of Sellers, the Acquired Assets, and the Business and (ii) the covenants, agreements, representations and warranties contained in this Agreement.

     11.  Access to Information/HSR Filing.
          --------------------------------

          (a) During the period between the date of this Agreement and the Closing Date, the Buyer and its counsel, accountants, and other representatives may make, or cause to be made, such investigation of the financial condition, assets, properties, liabilities, operations, or affairs of the Business as the Buyer deems necessary or advisable for its own purposes; and the Sellers shall give to the Buyer, or any of its representatives, full access during normal business hours to all the properties, books, records, files, and other information of the Business, and shall furnish to the Buyer, or any of its representatives, all such documents and copies of documents and information concerning the Business, as the Buyer may reasonably request for such purposes. In addition, at the request of Buyer, Seller shall arrange and participate in interviews, at mutually convenient times and locations, with customers of the business selected by Buyer. The Buyer acknowledges and agrees that the Confidentiality Agreement dated August 27, 1997 between Sun Coast and the Buyer shall remain in effect as provided therein.

          (b) Between the date of this Agreement and the Closing Date, the Buyer shall be entitled to conduct such tests, either directly or by an independent contractor, as may be necessary to determine the existence of: (i) any soil or groundwater contamination at, on, about, or under, the land, plants, facilities, and buildings listed in Schedules A and B, including, but not limited to, integrity tests of all underground storage tanks and associated piping, soil borings and ground water sampling and (ii) any asbestos and PCBs at, in, about, or under such property; provided such tests shall be conducted in consultation with Sellers and in a manner to minimize physical damage to the Assets. Buyer shall defend, indemnify and hold harmless Sellers from and against any such physical damage.

          Upon Sellers' request, the results of such tests shall be shared promptly with the Sellers by the Buyer, but shall be treated by the Buyer and the Sellers as confidential, and shall not be disclosed to any third party without the other party's prior written consent, which consent shall not be withheld in any case where such information is required by law, rule, regulation, or ordinance, to be disclosed.

          Promptly following the execution of this Agreement, Sellers shall make their files supporting PMC's application to TNRCC for its air permit renewal, including the results of any modeling done on its behalf available for review by Buyer or its representatives. Sellers will also provide Buyer with samples of wastewater taken as directed by representatives of Buyer.

          No inspections, tests, or studies conducted by Buyer, or failure to conduct inspections, tests or studies, will be deemed to constitute a waiver or relinquishment on the part of Buyer of its rights to rely upon the covenants, representations, or warranties made by the Sellers in this Agreement.

          (c) Sellers and Buyer shall prior to the Closing Date, file with the Federal Trade commission and the Department of Justice the notification and report form required for the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). Sellers and Buyer shall cooperate with each other in submitting any supplemental information that may reasonably be required in connection with their HSR Act filing and in obtaining the expiration or termination of the waiting period required under HSR Act. Buyer shall pay the filing fees payable in connection with the filings by the parties required by the HSR Act.

     12.  Title Insurance; Surveys.
          ------------------------

          The Sellers, at their own expense, shall deliver, or cause to be delivered to the Buyer, not less than ten (10) days prior to the Closing Date, Commitments for Title Insurance (the "Title Binders") issued by First American Title Insurance Company (the "Title Company"), showing good and indefeasible title in Sellers to each of the real properties described in Schedule A, and committing to issue owner's title insurance policies to the Buyer, subject only to the standard printed exceptions and matters included within the exceptions stated in Paragraph 9(e), including any matters specifically disclosed on Schedule A.

          The Sellers, at their own expense, shall also deliver, or cause to be delivered, to the Buyer, not less than ten (10) days prior to the Closing Date, current surveys (the "Surveys") of each of the real properties described in Schedule A showing that there are no survey conditions which constitute exceptions to or deficiencies in title, except as provided in paragraphs 9(e) and 9(f). The Surveys shall be performed and certified by licensed surveyors acceptable to the Title Company and shall contain all detail necessary for the Title Company to amend or eliminate the survey exceptions in the Title Binders.

          Promptly after the Closing Date, the Sellers shall pay for and shall cause the Title Company to deliver to the Buyer owner's title insurance policies issued by the Title Company in the amount of the purchase price applicable to each such property and insuring that the Buyer owns indefeasible fee simple title to each such property, subject to no exceptions other than those permitted under this Paragraph 12.

     13.  Conduct of the Business Pending the Closing.
          -------------------------------------------

          During the period between the date of this Agreement and the Closing Date, except as otherwise permitted by the prior written consent of the Buyer:

          (a) the Seller shall conduct the Business only in the ordinary course, as established by past practices, and in such manner as to avoid any breach of any of the representations and warranties made by the Sellers in this Agreement; provided, however, that the Sellers shall not sell, lease, grant rights to, or otherwise dispose of, any of the Acquired Assets, except for the sale, use, consumption, or other disposal of inventories in the ordinary course of business; and

          (b) the Sellers shall use their best efforts to preserve the organization of the Business intact; to keep available the services of the present officers and employees of the Business, and to maintain and preserve the goodwill of its suppliers and customers.

     14.  Conditions Precedent to Obligation of the Buyer.
          -----------------------------------------------

          The obligation of the Buyer to close, as provided in Paragraph 8, is subject, at the option of the Buyer, to the fulfillment, on, or prior to, the Closing Date, of each of the following conditions:

          (a) all representations and warranties of the Sellers contained in Paragraph 9 shall be true and correct in all material respects on the Closing Date, with the same effect as though such representations and warranties had been made on such date;

          (b) in its review of PMC's application for its air permit renewal and the modeling conducted for PMC, Buyer shall not have learned of any facts or circumstances which reasonably lead Buyer to conclude that the permit will not be issued or will be issued under circumstances which will require significant capital investments to bring the Dallas plant into compliance; and

          (c) since the date of this Agreement, no material adverse change in the Business shall have occurred and Buyer shall have received a certificate signed by the chief executive officer of PMC to such effect; and

          (d) the Sellers shall have duly performed and complied with all obligations, covenants, terms, and conditions to be performed or complied with by it under this Agreement prior to, or on, the Closing Date, including, but not limited to, its obligations under the provisions of Paragraphs 8, 11, 12 and 13; and

          (e) the waiting period under the HSR Act shall have expired or been terminated and there shall not be any actual or threatened action, proceeding, or investigation by any governmental agency or authority which is directed toward challenging, restraining, prohibiting, or invalidating the transactions contemplated by this Agreement, or which, in the reasonable judgment of the Buyer's counsel, might materially and adversely affect the right of the Buyer, after the Closing, (i) to own, operate, or control any of the Acquired Assets, or (ii) to continue the Business in the same manner in which it is now being conducted.

     15.  Conditions Precedent to Obligation of the Sellers.
          -------------------------------------------------

          The obligation of the Sellers to close, as provided in Paragraph 7, is subject, at the option of the Sellers, to the fulfillment, on, or prior to, the Closing Date, of each of the following conditions:

          (a) all representations and warranties of the Buyer contained in Paragraph 10 shall be true and correct on the Closing Date, with the same effect as though such representations and warranties had been made on such date;

          (b) the Buyer shall have duly performed and complied with all obligations, covenants, terms, and conditions to be performed or complied with by it under this Agreement prior to, or on, the Closing Date, including, but not limited to, its obligations under the provisions of Paragraph 7; and

          (c) the waiting period under the HSR Act shall have expired or been terminated and there shall not be any active or threatened action, proceeding, or investigation by any governmental agency or authority which is directed toward challenging, restraining, prohibiting, or invalidating the transactions contemplated by this Agreement.

     16.  The Buyer's Assumption of Liabilities.
          -------------------------------------

          The Buyer agrees to assume and pay or discharge the following liabilities and obligations of the Seller:

          (a) all the trade payables and current liabilities of the Business reflected on the Closing Balance Sheet;

          (b) all liabilities and obligations of the Sellers which are to be performed or paid or accrue, on or after the Closing Date under the licenses, franchises, approvals, certificates, consents, permits or authorizations listed on Schedule S and under the sales and purchase contracts, distributor and sales agency agreements, purchase orders, construction contracts, leases, consulting agreement, secrecy agreements, licenses and other contracts and agreements described in Schedules B, D, G, and H, and under all other sales and purchase contracts and purchase orders entered into in the ordinary course of business between the date of this Agreement and the Closing Date, except for: (i) any liability or obligation arising from a breach of or violation of any such sale or purchase contract, distributor or sales agency agreement, purchase order, lease, construction contract, consulting agreement, secrecy agreement, license or other contract or agreement, or of any such licenses, franchises, approvals, certificates, consents, permits or authorization, on the Sellers' part prior to the Closing Date, and (ii) any liability or obligation arising from a breach of the representations and warranties contained in Paragraph 9(h), 9(n) and 9(o); and

          (c) all liabilities and obligations of the Sellers on account of product liability or warranty claims for personal injury or property damage arising from products shipped or delivered by the Buyer after the Closing Date; and

          (d) all liabilities and obligations of the Sellers which the Buyer is assuming under Paragraph 22; and

          (e) all liabilities and obligations of the Sellers which arise on account of the Buyer's use of the Sellers' name after the Closing Date pursuant to Paragraph 26; and

          (f) all other liabilities resulting from Buyers operation of the Business and the Acquired Assets on and after the Closing Date; and

          (g) PMC's guarantee to Milton Moskovitz of payment under the real estate lease for property located at 820 Esther Lane, Murfreesboro, TN, but only to the extent of the rent remaining to be paid during the remaining term ending February 8, 1999.

     17.  Liabilities Not Assumed by the Buyer.
          ------------------------------------

          Notwithstanding anything to the contrary in this Agreement or in the attached Schedules, it is expressly agreed that the Buyer shall not assume, pay, perform, or discharge, nor shall it for any purpose be deemed to have assumed, any debts, obligations, or liabilities of the Sellers, except as expressly assumed in Paragraph 16. Without limiting the generality of the foregoing, the Buyer shall not assume, pay, perform, or discharge any of the following debts, obligations, or liabilities of the Sellers:

          (a) any liability or obligation for federal, state, or local income, property, franchise, sales, use, value added, payroll, social security, or other taxes or fees payable in respect of any transaction which occurred prior to the Closing Date, or which is contemplated by this Agreement, or any taxes which the Sellers are expressly obligated to pay under this Agreement;

          (b) any liability or obligation arising out of any sale or purchase contract, distributor or sales agency agreement, purchase order, lease, collective bargaining agreement, consulting agreement, employment or secrecy agreement, loan agreement, promissory note, indenture, license, or any other commitment not assigned and transferred to the Buyer under this Agreement, and not expressly assumed by the Buyer pursuant to the provisions of Paragraph 16;

          (c) any liability or obligation on account of any product liability or warranty claim, action, or suit for personal injury or property damage arising from any product shipped or delivered by the Sellers, or by any prior owner or operator of the Business, prior to the Closing Date, or any liability for death or injury to persons or damage to property arising from the operation of the Business prior to the Closing Data

          (d) any liability or obligation on account of any of the claims, actions, suits, proceedings, investigations, citations, complaints, notices, demand letters, or conditions described in Schedule V, attached hereto; or any other liability or obligation on account of any claim, action, suit, proceeding, citation, complaint, notice, or demand letter arising from a violation of any environmental law, rule, regulation, code, or ordinance at, on, or about the land, plants, facilities, and buildings listed in Schedules A and B prior to the Closing Date, or at, on, or about any other land, plants, or facilities previously owned or operated by the Sellers or any other owner or operator of all or any part of the Business;

          (e) any liability or obligation on account of any claim, action, suit, proceeding, citation, complaint, notice, or demand letter arising from the transport, treatment, recycling, storage, or disposal, or arrangements therefor, at, on, or about any land, plant or facility owned or operated by any other party, of any material or waste generated by the Sellers or any other owner or operator of all or any part of the Business, and transported off-site from any land, plant, or facility listed in Schedules A or B prior to the Closing Date or from any other land, plant, or facility previously owned or operated by the Sellers or any prior owner or operator of all or any part of the Business; and

          (f)  any liability or obligation:

               (i) to provide life insurance coverage; or health and welfare benefits, for employees of the Sellers during any period before the Closing Date, including coverage for claims incurred but not reported as of the closing, or to provide such coverage or benefits after the Closing Date to former employees of the Sellers who retired from employment with the Sellers prior to the Closing Date;

               (ii) to pay severance pay due to the termination of employees of the Sellers prior to the Closing Date, or due to the transactions contemplated by this Agreement, except as otherwise provided in Schedule R, part 7;

               (iii) to provide relocation expenses, reimbursements, or assistance to any employee of the Sellers for relocations which occurred prior to the Closing Date;

               (iv) to pay or provide benefits of any kind for any periods of time for employees of the Sellers who are disabled on the Closing Date; and

               (v) to pay fees due under any consulting agreements between the Sellers and former employees of the Sellers.

     18.  The Sellers' Indemnity.
          ----------------------

          The Sellers shall defend, indemnify, and hold the Buyer harmless from and against:

          (a) any and all liabilities, obligations, losses, and damages resulting from, or attributable to: (i) any breach of any representation or warranty made by the Sellers in this Agreement, or (ii) any breach or default in the performance by the Sellers of any of the covenants or agreements made by the Sellers in this Agreement; and

          (b) any and all liabilities, obligations, losses, and damages incurred by the Buyer as a result of the Sellers' non-compliance with any bulk sales law; and

          (c) any and all liabilities and obligations of the Sellers not expressly assumed by the Buyer pursuant to the provisions of Paragraphs 16 and 17; and

          (d) any and all costs and expenses. including reasonable attorneys fees, relating to the foregoing, (collectively "Buyer Claims").

     19.  The Buyer's Indemnity.
          ---------------------

          The Buyer shall defend, indemnify, and hold the Sellers harmless from and against:

          (a) any and all liabilities, obligations, losses, and damages resulting from, or attributable to: (i) any breach of any representation or warranty made by the Buyer in this Agreement, or (ii) any breach or default in the performance by the Buyer of any of the covenants or agreements made by the Buyer in this Agreement; and

          (b) any and all liabilities or obligations expressly assumed by Buyer in Paragraphs 16 and 17 of this Agreement; and

          (c) any and all liabilities, obligations, losses, and damages, resulting from, or attributable to the ownership, management or use by the Buyer of the Acquired Assets from and after the Closing Date, except to the extent the Buyer is indemnified by the Sellers pursuant to Paragraph 18; and

          (d) any and all costs and expenses, including reasonable attorneys fees, relating to the foregoing,

(collectively "Seller Claims").

     20.  Remedies.
          --------

          (a) No indemnification shall be required to be made by Sellers pursuant to Paragraph 18 (a)(i) except to the extent the aggregate amount of Buyer Claims established under paragraph 18(a)(i) exceeds $100,000.

          (b) No indemnification shall be required to be made by Buyer pursuant to Paragraph 19 (a)(i) except to the extent the aggregate amount of Seller Claims established under Paragraph 19(a)(i) exceeds $100,000.

          (c) The amount required to be paid by any party to indemnify any other party pursuant to Paragraph 18 or 19 as a result of any Seller Claim or any Buyer Claim shall be reduced to the extent of any amounts actually received by such other party after the Closing Date pursuant to the terms of the insurance policies (if any) covering such claim.

          (d) Any indemnity payments owed by any party to any other party pursuant to this Paragraph 18 or 19 shall be reduced by any tax benefits to the party claiming indemnity under thereunder and increased by any tax detriments to the party claiming indemnity thereunder.

          (e) No indemnification shall be required to be made by Sellers pursuant to Paragraph 18 with respect to any Buyer Claims to the extent that the aggregate amount of Buyer Claims incurred by Buyer with respect to all Buyer Claims exceed the Purchase Price.

          (f) No indemnification shall be required to be made by Buyer pursuant to Paragraph 19 with respect to any Seller Claims to the extent that the aggregate amount of Seller Claims incurred by Seller with respect to all Seller Claims exceeds an amount equal to the Purchase Price.

          (g) The parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto, the only relief and remedy available to the other party hereto in respect of said breach, default, or nonperformance shall be:

               (i) termination, but only if said termination is expressly permitted under the provisions of Paragraph 25; or

               (ii) damages, but only the extent properly claimable under Paragraphs 18 or 19 and as limited pursuant to this Paragraph 20 or otherwise hereunder; or

               (iii) specific performance if a court of competent jurisdiction in its discretion grants the same; or

               (iv) injunctive or declamatory relief if a court of competent jurisdiction in its discretion grants the same.

          The parties hereto also agree that no action for rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Closing no matter how severe, grave, or fundamental any such breach, default, or nonperformance may be by one party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such action.

          (h) In order to invoke the indemnifying party's duty to defend, indemnify and hold harmless under either this Paragraph 18 or Paragraph 19 (each an "indemnification obligation" and collectively the "indemnification obligations"), the indemnified party shall promptly but not later than 30 days after becoming aware of a liability, obligation, loss or damages for which an indemnification obligation may exist, give written notice to the indemnifying party. Upon receipt of such notice, the indemnifying party shall, at its option, promptly take over the defense and resolution of such liability, obligation, loss or damages or such portion thereof that may be subject to an indemnification obligation.

     21.  Survival of Representations and Warranties.
          ------------------------------------------

          All of the representations and warranties made by the Buyer and the Sellers in this Agreement shall be continuing and shall survive the closing for a period of two (2) years, regardless of any investigation made at any time by either party; and no claim, action, suit, or other proceeding may be brought on any such warranty or representation after the expiration of such two (2) year period. All the indemnification obligations provided for in Paragraphs 18 (a)(i) and 19(a)(i) shall terminate on the second anniversary of the Closing Date. All other indemnification obligations shall terminate on the fifth anniversary of the Closing Date.

     22.  Employees.
          ---------

          (a) The Buyer shall offer employment, as of the Closing Date, to all active Employees listed on Schedule R, part 1, at the same salary or hourly rate and in the same or comparable position that the Employee held on the day before the Closing Date as listed in Schedule R, part 1.

          (b) The Buyer will offer employment at the same salary or hourly rate in the same or comparable position previously held by them in the Business if available, to any Employee listed in Schedule R, part 2, who on the Closing Date is disabled and receiving short term or long term disability benefits including worker's compensation and who is released to return to work within six (6) months of the Closing Date and who applies for employment within two (2) weeks of such release.

          (c) The employee benefit plans offered by Buyer to Employees hired by the Buyer shall be the same as Borden Chemical, Inc. provides its similarly situated employees and shall recognize (or be amended to recognize) the service of Employees for periods of employment by the Sellers for purposes of eligibility, participation, vesting and for purposes of vacation determining the amount of a benefit, provided, however that any plan for retiree medical and death benefits will be based upon service with the Buyer on or after the Closing Date, and that any benefit accrual under any savings or pension plan will be for service on or after the Closing Date. Employees hired by Buyer shall be immediately eligible to participate in Buyers savings plans and, except as otherwise provided herein, employee welfare benefit plans and programs. Effective as of the Closing, Sellers shall take all necessary and appropriate action to amend the savings plans in which Employees participate to provide (i) the Employees hired by Buyer receive full and immediate vesting in any employee derived benefits accrued under such plans; (ii) that any such Employees with an outstanding loan will not be in default on such loans unless and until such Employee receives a distribution from such plan or fails to make a timely payment on such loan;
(iii) that such Employees will be deemed employed on the last day of the plan year in which the Closing occurs solely for purposes of sharing in any applicable discretionary matching contributions promised to Employees prior to the Closing Date pursuant to Section 3.2 of the Sun Coast Industries, Inc. Savings and Profit Sharing Plan, and (iv) such Employees may receive a distribution of their accrued benefits under the applicable Seller savings plan as soon as administratively feasible after the Closing, provided that such distribution would be in accordance with the requirements of Section 401 (k)(10) of the Code. To the extent eligible under Section 402 of the Code, the Buyer's savings plans shall permit the Employees hired by Buyer to directly roll over any distributions from any Sellers savings plans including any then outstanding unpaid loans.

          In addition, with respect to employee benefit plan coverage provided to any Employee in accordance with this paragraph (c), each such Employee shall be given credit for any deductible or co-payment amounts paid under employee benefit plans maintained by the Sellers in respect of the plan year in which the Closing occurs and Buyer shall cause its employee benefit plans to waive any and all preexisting condition limitations with respect to such Employees. Such employee benefit plan coverage shall be provided in a manner that will avoid any gap in coverage for the Employees following the Closing.

          (d) Sellers currently maintain defined benefit pension plans ("Sellers Pension Plans") which provide certain retirement benefits for certain eligible Employees. Sellers will remain solely responsible for making all contributions to and the payment of all benefits under the Sellers Pension Plans and Buyer will have no obligation or liability in respect of Sellers Pension Plans. Effective as of the Closing, Sellers will take all necessary and appropriate action to cause the Sellers Pension Plans to expressly provide that benefits accrued as of the Closing Date will be fully vested.

          (e) Buyer shall have the right to dismiss any of the Employees it hires at any time, with or without cause, and to change the terms and conditions of employment of such Employees.

          (f) The Buyer will assume the liability for any earned and unused vacation time for any Employees of the Sellers hired by the Buyer to the extent that such liability is reflected on Schedule R and is included as an accrued liability on the Balance Sheet or arises in the ordinary course of business from employment between the date of this Agreement and the Closing Date and is included as an accrued liability on the Closing Balance Sheet.

          (g) Welfare benefit plans established by the Sellers applicable to Employees hired by Buyer shall be responsible for all claims incurred under those plans prior to the Closing Date, including all claims incurred but unreported as of that time. Employees receiving disability benefits as of the Closing Date shall continue to receive benefits from the Sellers' sponsored plans while the disability continues or until their eligibility otherwise expires as provided in those plans. The Buyer shall have no obligation to pay any medical, life, or disability benefits to any Employee who does not actively work for the Buyer after the Closing.

          (h) The rights and benefits under all non-compete, confidentiality and non-disclosure agreements with the Employees of the Sellers hired by Buyer shall be assigned to the Buyer.

          (i) Effective as of the Closing, Buyer shall assume until their scheduled expiration date(s) the collective bargaining agreements listed on Schedule R, part 6, and shall be solely responsible for discharging all liabilities arising thereunder on and after the Closing, subject to Buyer's right to negotiate in good faith with recognized collective bargaining agents of the Employees regarding the substitution, as of the Closing Date, of Buyer's employee benefit plans for the Employee Benefit Plans specified in the applicable collective bargaining agreements.

          (j) Buyer shall have sole responsibility for "continuation coverage" benefits provided on and after the Closing under Buyer's group health plans to all Employees hired by Buyer and "qualified beneficiaries" of such Employees, for whom a "qualifying event" has occurred on or after the Closing Date. Sellers shall have sole responsibility for "continuation coverage" benefits provided under Sellers' group health plans to all current Employees of Sellers hired by Buyer and "qualified beneficiaries" of such Employees of Sellers, for whom a "qualifying event" has occurred prior to the Closing Date. The terms "continuation coverage", "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to thereunder Section 4980B of the Code and Sections 601 through 608 of ERISA and the regulations thereunder.

          (k) Sellers and Buyer agree that pursuant to the "Alternative Procedures" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, in respect of filing and furnishing Internal Revenue Service forms W-2, W-3 and 941, respectively: (i) Sellers and Buyer shall report on a "predecessor-successor" basis as set forth therein, (ii) Sellers shall be relieved from furnishing forms W-2 to Employees who accept employment with Buyer to whom Seller would have been obligated to furnish such forms and (iii) Buyer shall assume Seller's obligation to furnish such forms to all such employees for the full calendar year of the Closing. Upon Buyer's request, Seller will promptly provide Buyer with the information relating to periods ending at the Closing necessary for Buyer to prepare and distribute forms W-2 to Employees hired by Buyer, which forms W-2 will include all remuneration earned from both Seller and Buyer during the calendar year of the Closing.

          (l) The Seller and Buyer agree that Buyer's offer of employment to all active Employees as stated in Paragraph 22 (a) above will result in no loss of employment for any Employee who accepts Buyer's offer and that in reliance on Buyer's agreement to employ Seller's Employees, Seller shall not be required to give notice to Employees under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. (S) 2101 et seq. Buyer hereby agrees to indemnify and defend Seller against and hold Seller harmless from any and all losses, liabilities, expenses (including costs and attorney's fees) and claims for damages or loss of any nature whatsoever, both direct and indirect, and specifically including any costs, fees, expenses, damages or other liabilities relating to or arising out of any obligations of Seller under WARN in connection with this transaction which Seller may incur, suffer or become liable for, or which may be asserted against Seller under WARN.

          (m) Within 30 days after the Closing Sellers will pay to the Employees hired by Buyer the incentive compensation and bonuses that would have been paid to such Employees under Sellers' incentive and bonus plans or programs had such Employees been employed by Sellers at the end of its 1998 fiscal year, pro rated as to goals and incentives based on the time elapsed from the beginning of the incentive year to the Closing Date. The accrual for incentives and bonuses shall be excluded from both the Balance Sheet and Closing Balance Sheet, and Buyer shall assume no liability under Sellers' plans or programs for paying incentives and bonuses to the Employees.

          (n) This Section 22 is not intended to, and does not create any rights or obligations to or for the benefit of anyone other than Buyer or Sellers.

     23.  Prorations.
          ----------

          Water and other utility charges, fuels, real estate taxes, and other like items shall be adjusted ratably as of the Closing Date. If the amount of the current real estate taxes is not then ascertainable, the adjustment for such taxes shall be based on the last amount then ascertainable. The Sellers shall pay all special assessments which are a lien on the Closing Date.

     24.  Expenses.
          --------

          Except as otherwise provided in this Agreement, the Sellers and the Buyer shall each bear and pay its own legal and other costs and expenses incident to the execution of this Agreement and the consummation of the transactions contemplated by it, whether or not such transactions are consummated.

     25.  Termination.
          -----------

          This Agreement can be terminated:

          (a) by the mutual agreement of the Buyer and the Sellers, provided such termination is agreed to in a writing executed by both parties;

          (b) by the Buyer, if any of the conditions stated in Paragraph 14 have not been satisfied or fulfilled on or before February 15,1998, and shall not have been waived by the Buyer; and

          (c) by the Sellers, if any of the conditions stated in Paragraph 15 shall not have been satisfied or fulfilled on or before February 15, 1998, and shall not have been waived by the Sellers.

          Any termination pursuant to this Paragraph 25 shall be effective immediately upon the giving of notice in writing by the terminating party to the other party. In the event of the termination of this Agreement pursuant to this Paragraph by Sellers or Buyer, written notice thereof shall forthwith be given by specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Paragraph and Paragraphs 24 and 34 shall survive the termination hereof. Nothing contained in this Paragraph shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to the confidentiality agreement referred to in Paragraph 11(a).

     26.  Use of The Sellers' Name.
          ------------------------

          Pursuant to Trademark License Agreement between Sellers and Buyer attached hereto as Schedule W, the Sellers shall grant to the Buyer a royalty-free license to continue to use the "Sun Coast" tradename, style and logo on existing supplies of packaging, literature, advertising, stationery, etc., until such supplies have been exhausted or until one (1) year following the Closing, if earlier. Immediately following the Closing, the Sellers will cause PMC to change its corporate name to a name other than Plastics Manufacturing Company or any name similar to or confusing with Plastics Manufacturing Company, and Sellers will discontinue the use of Plastics Manufacturing Company as a trade name.

     27.  Transitional Services.
          ---------------------

          (a) For a period of six (6) months following the Closing Date Sellers will be entitled to continue to use the offices currently occupied by Eddie Lesok and

Cynthia Morris at the Dallas, Texas plant, for administrative and accounting functions connected with the wind-up of Sellers' participation in the Business. Sellers will reimburse Buyer on a fair and equitable basis for variable costs associated with the use of this space such as telephone, janitorial, maintenance, utilities, etc. Also during a period of up to six (6) months following the Closing, Sellers shall be entitled, to the extent such systems are still functional and access is practical, to continued access to the computerized accounting system of the Business for the purpose of preparing tax returns and securities filings, etc.; provided, however, that appropriate security measures must be in place to safeguard both Buyer's and Sellers' information and Sellers shall pay Buyer an equitable and fair share of the cost of maintaining the system. If Buyer discontinues the use of the computerized accounting system before the expiration of six (6) months following the Closing, Buyer shall cooperate with Sellers in making reasonable arrangements to preserve and transfer Sellers' information.

          (b) With respect to the files, records and other documents constituting part of the Acquired Assets, for a period of five (5) years after the Closing Date, Buyer will give Sellers access to such files, records and other documents acquired from Sellers as part of the Acquired Assets and will make its personnel reasonably available for the purpose of providing Sellers, upon Sellers' reasonable request, with assistance in locating information from such records, providing appropriate verifications of documents and information, developing information, reports, submissions and the like relating to Sellers' operation of the Business prior to the Closing, or otherwise providing reasonable assistance which the parties mutually deem appropriate, provided, however, that Buyer shall be under no obligation to retain any such files, records and other documents beyond the periods of time applicable under Buyer's records retention policies and procedures, and shall be under no obligation to retain employees not otherwise needed for the operation of the Business. The reasonable hourly cost to Buyer of personnel engaged in activities for Sellers shall be reimbursed by Sellers to Buyer.

     28.  Removal of Excluded Equipment.
          -----------------------------

          The equipment described in Schedule X, belonging to Sellers' dinnerware operations, is excluded from the Acquired Assets. It shall be removed by Sellers at their cost from the Dallas plant within ninety (90) days after the Closing and Sellers shall repair any damage done to the Dallas plant by the removal of this equipment.

     29.  Notices.
          -------

          All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given if delivered by hand (including delivery by private courier service), mailed by registered or certified mail, or sent by fax, as follows:

If to the Buyer:                   Borden Chemical, Inc.
                                   180 East Broad Street
                                   Columbus, Ohio 43215
                                   Attn: Chief Operating Officer
                                   Fax: 614-225-4238

If to the Seller:                  Sun Coast Industries, Inc.
                                   2700 5. Westmoreland Ave.
                                   Dallas, Texas 75376
                                   Attn: Eddie M. Lesok, Pres. and CEO
                                   Fax: 214-467-7104
     30.  Headings.
          --------

          The headings in this Agreement are intended solely for the convenience of reference, and shall be given no effect in the construction or interpretation of this Agreement.

     31.  Schedules.
          ---------

          All of the schedules to this Agreement constitute an integral part of this Agreement as if fully written within it.

     32.  Entire Agreement.
          ----------------

          This Agreement, and the documents to be delivered under it, constitute the entire understanding and agreement between the Buyer and the Sellers concerning the subject matter covered by it, and this Agreement may not be modified or amended, except by a writing signed by the parties.

     33.  Governing Law.
          -------------

          This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio, except for real estate matters which shall be governed by the laws of the State where the particular real estate is located.

     34.  Binding Effect.
          --------------

          This Agreement shall be binding upon, and inure to the benefit of, the Buyer and the Seller, and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other, except that Buyer may assign its rights under this Agreement to a wholly owned subsidiary of the Buyer. In the event that at any time during the five (5) years immediately following the Closing, Sun Coast (including any surviving corporation into which Sun Coast may be merged) elects to voluntarily dissolve or liquidate, Sun Coast shall give Buyer not less than thirty (30) days advance written notice before entering into any agreement or plan of liquidation or dissolution or otherwise taking any steps to effectuate such liquidation or dissolution.

     35.  Public Announcement. No party, without the consent of the others,
          -------------------
shall make any public announcement or issue any press release prior to the Closing, concerning this Agreement or the transactions contemplated hereby, except as may be required in the opinion of counsel to comply with law or the rules of any securities exchange.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

                                           BORDEN CHEMICAL, INC.

                                           By: /s/ James O. Sterning
                                              ------------------------------
                                              Exec. VP & Chief Financial
                                              Officer


                                           SUN COAST INDUSTRIES, INC.

                                           By: /s/ Eddie M. Lesok
                                              ------------------------------
                                              Pres. & CEO

                                           SUN COAST HOLDINGS, INC.

                                           By: /s/ Eddie M. Lesok
                                              ------------------------------
                                              Chairman

                                           PLASTICS MANUFACTURING COMPANY

                                           By: /s/ Eddie M. Lesok
                                              ------------------------------
                                              Pres. & CEO